Exhibit 99.2

IG Acquisition Corp. Announces Closing of $300 Million Initial Public Offering

New York, NY, October 5, 2020 /PRNEWSWIRE/ -- IG Acquisition Corp. (the “Company”) announced today the completion of its initial public offering of 30,000,000 units at a price of $10.00 per unit, resulting in gross proceeds of $300 million.

The Company’s units commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “IGACU” on October 1, 2020. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, shares of the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “IGAC” and “IGACW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition in any business industry or sector, it intends to concentrate its efforts on identifying businesses in the leisure, gaming and hospitality industries. The Company is led by Chairman Bradley Tusk, Chief Executive Officer Christian Goode and Chief Financial Officer Edward Farrell.

Cantor Fitzgerald & Co. acted as sole book-running manager of the offering and Odeon Capital Group, LLC acted as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,500,000 units at the initial public offering price to cover over-allotments, if any.

Of the proceeds received from the consummation of the offering and a simultaneous private placement of warrants, $300 million (or $10.00 per unit sold in the offering) was placed in the Company’s trust account. An audited balance sheet of the Company as of October 5, 2020 reflecting receipt of the proceeds upon consummation of the offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The offering was made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering and final prospectus, when available, may be obtained from Cantor Fitzgerald & Co., Attention: Capital Markets, at 499 Park Avenue, 5th Floor, New York, New York 10022; Email: prospectus@cantor.com.

A registration statement relating to these securities has been filed with, and declared effective by, the SEC on September 30, 2020.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Christian Goode
Chief Executive Officer
IG Acquisition Corp.
(917) 765-5588